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                                                                      EXHIBIT 21

                         Subsidiaries of the Registrant


1. First Federal of the South (federally chartered stock savings association)
2.       Magnolia Title Services, Inc. (title insurance and related services)
3. SouthFirst Financial Services, Inc. (insurance products and financial services)
4.       SouthFirst Mortgage, Inc. (residential construction lending)